Exhibit 99.1

Q1 Mid-first Quarter Conference Call Transcript, Dated March 8, 2017

We’d like to welcome you to Swift Transportation’s mid-first quarter conference call. This is Jason Bates, Swift’s Vice President of Finance and Investor Relations Officer. We will start the call today with our Forward Looking Statement Disclosure:
This call contains statements that may constitute forward-looking statements, which are based on information currently available. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are inherently uncertain, are based upon the current beliefs, assumptions and expectations of Company management and current market conditions, which are subject to significant risks and uncertainties as set forth in the Risk Factor Section of our most recently filed Annual Report Form 10-K. As a result of these and other factors, actual results may differ from those set forth in the forward-looking statements and the prices of the Company's securities may fluctuate dramatically. The Company makes no commitment, and disclaims any duty, to update or revise any forward-looking statements to reflect future events, new information or changes in these expectations. Reconciling information of our GAAP to non-GAAP measures can be found in the Form 8-K filed today on SEC.gov.
So with that out of the way, I’d like to recognize the members of Swift’s management team on the line today. We have Richard Stocking, our President and Chief Executive Officer, and Ginnie Henkels, our Executive Vice President and Chief Financial Officer.
As a reminder, the purpose of this call is to provide you with an update of the trends we are seeing in some of our key operational metrics across the various business segments thus far in the first quarter and to discuss our customer sentiment and outlook into the next few quarters. With that, I will turn the call over to Ginnie.

Thank you Jason.
Before we jump into our operating trends, I would like to give an update on a topic discussed last week during our February board meeting. As you may recall, prior to the Central Refrigerated acquisition, Swift had a large dedicated refrigerated business. This business internally is referred to as our Grocery Line of Business and has been aggregated with our Dedicated Dry line of business to make up the Dedicated Segment. As we have discussed, we also have Dedicated Refrigerated business within our Swift Refrigerated Segment. Over the years, the Grocery line of business and the Swift Refrigerated line of business have been working more closely together with backhaul opportunities and new dedicated bids. We believe there are synergy opportunities if we operate these lines of business more closely together and plan to reorganize management accordingly. Therefore, in accordance with GAAP requirements for segment disclosures, we will be moving the results of our grocery line of business from our Dedicated segment and including it within our Swift Refrigerated segment. As a result, going-forward our Dedicated segment will now include all of our dedicated dry business, whereas our Refrigerated segment will include all of our temperature-controlled business, consisting of both over-the-road and dedicated accounts. With this change, we will simply refer to our Swift Refrigerated segment as our Refrigerated segment going-forward. As required with a change such as this, we have re-casted and published the prior two years’ results by quarter to reflect this change so you can update your models accordingly. This recast can be found in our most recently filed 8-K, as well as on our investor relations website. All of the figures discussed on today’s call reflect this change. If you have any additional questions as it relates to this change, please do not hesitate to reach out to me or Jason.
Another topic discussed in the recent board meeting was our capital allocation strategy and our share repurchase program. Given the Board’s desire to keep our leverage ratio at 2 or below and the fact that we believe the first half of the year will be challenging, we do not expect much, if any, repurchase activity to take place during the first half of this year. We will closely monitor this decision as the year progresses and will provide updates accordingly.
I will now turn the call over to Richard to discuss what we are seeing operationally, thus far this quarter.

Exhibit 99.1

Thank you Ginnie.
Before discussing our individual operating segments, I would like to provide an overall update on the truckload market as well as some of the trends and factors the entire industry has been experiencing.
As industry data shows, and as many of our competitors have indicated, excess carrier capacity continues to persist within the truckload industry prolonging the competitive pricing environment that existed throughout 2016. We are also experiencing increased competition for drivers which is very real, and is prevalent across the industry. In addition, some of the winter storms have caused challenges across the country, and as a result, we have experienced increases in our claims and equipment maintenance costs in January and February. Although we are concerned by these trends, we continue to attempt to offset these headwinds by focusing on increasing the utilization of our fleet, remaining committed to our cost control initiatives, and improving the quality of freight within our network. But, we, like many others, expect industry dynamics to remain challenging in the first half of 2017 and then improve as we move into the latter half of the year, as the ELD mandate draws closer.
I will now move onto our Truckload segment and discuss our key operational metrics starting with volumes.

Truckload Segment:
Despite the challenging market conditions, I just mentioned, we actually experienced slightly increased year-over-year freight volumes in January ’17 compared to January ’16, despite an approximate 5.0% reduction in our average operational truck count year-over-year. However, this phenomenon did soften year-over-year in February, partially due to the timing of Chinese New Year combined with 1 less calendar day in 2017 versus 2016 (due to leap year). On a quarter-to-date basis, volumes are trending roughly 3.5% below last year. We do however, expect volumes to strengthen in March, as historically March has proven to be the strongest month of the first quarter. We remain focused on increasing the utilization of our Truckload fleet, and we are pleased to report that we continue to see success with these efforts. Quarter-to-date through February, the loaded miles per tractor per week in our Truckload segment has increased approximately 4.0% when compared to the same periods last year. Quarter-to-date through February, the average operational truck count in our Truckload segment decreased approximately 5.5% when compared to the same periods last year. However, the average operational truck count in this segment has remained relatively flat compared to the fourth quarter of 2016. We are also seeing results of these efforts in our empty mile percentage, as our quarter-to-date deadhead percentage has improved almost 100 basis points on a year-over-year comparison.
With regard to pricing, as I mentioned previously, the environment remains challenging and although there are signs of life, this first quarter will be tougher than we were originally anticipating. The spot market rates were improving year-over-year in January, but have tapered off in February. Additionally, our spot market exposure has returned to our historical levels, staying around 3% for the quarter-to-date. Average rates for our contract business are down, as anticipated, but this year-over-year downward trend is subsiding. Another factor weighing on our average rate per loaded mile is the negative impact from mix we have seen thus far in the quarter. As a result of these three items combined, we expect our overall Truckload Revenue xFSR per loaded mile to be down approximately 2.5% in the first quarter, when compared to the first quarter of 2016.

Moving on to our Dedicated Segment:
As expected, our quarter-to-date average operational truck count has decreased sequentially when compared to the fourth quarter of 2016. This sequential change is primarily driven by the reduction of seasonal surge capacity, driver-recruiting difficulties, our decision to walk away from select accounts not obtaining our desired profitability metrics, and a seasonal-decline in shipping volumes from a small group of our dedicated customers. As a result, we expect our first quarter’s average operational truck count to be approximately 100 trucks below our fourth quarter 2016 levels, but remain confident that this segment’s fleet count will grow throughout this year, as we are currently exploring additional opportunities.
Weekly Revenue xFSR per tractor continues to trend positively, as we expect our first quarter result to be approximately 4.0% higher than the first quarter of 2016. This year-over-year increase is expected to be the product of improvements in both asset utilization and pricing.

Exhibit 99.1

Next we will talk about our Refrigerated Segment:
The pricing environment of the refrigerated market is beginning to show some signs of strengthening during this first quarter. Our sales organization is working closely with shippers to ensure this freight is appropriately priced which may result in some customer and mix shifts as we move forward. On a year-over-year basis, we expect our revenue xFSR per loaded mile to be roughly flat in the first quarter.
As it relates to asset utilization, we continue to increase our refrigerated fleet’s efficiency, as we improve the balance of our network and the quality of available freight. As a result, quarter-to-date loaded miles per tractor per week through February have increased roughly 4.0% when compared to the same period last year. Quarter-to-date through February, the average operational truck count in our Refrigerated segment decreased approximately 1% when compared to the same periods last year. However, the average operational truck count in this segment has remained relatively flat compared to the fourth quarter of 2016.

And finally our Intermodal Segment:
Contrary to the rumors that have been circulating, we are not here to announce the sale of our intermodal business. In fact, we are pleased to report that we have experienced strengthening container-on-flat-car load counts throughout this first quarter and as a result, expect our first quarter volumes to be up slightly from the volumes produced in the first quarter of last year. We have been awarded several new bids this quarter and are excited about this growth and the operational efficiencies this network density will provide.
As it relates to pricing, our quarter-to-date revenue xFSR per load through February has increased roughly 3.0% compared to the same period last year. This year-over-year growth in pricing and load volume is expected to help yield improvement in year-over-year first quarter operating results.

So in summary, as we mentioned on our last quarterly earnings call, our first quarter earnings target for GAAP Diluted EPS was a range of $0.11-$0.16 and Adjusted EPS was a range of $0.13-$0.18. Although we are motivated by several of the positive trends we are experiencing in each of our segments, the headwinds plaguing the industry this quarter have been meaningful. The combination of the difficult industry-wide freight environment to start to the year, along with the prolonged intensely competitive pricing environment, the increases in claims and maintenance expenses associated with the weather, and the difficulty our industry is experiencing with hiring and retaining qualified drivers have all been contributing factors. Having said that, we believe that if we are able to execute on the operational countermeasures outlined, and if March continues to strengthen for the remainder of the month, we could get into the low end of our previously provided EPS ranges for the first quarter. Our second quarter expectations will be largely dependent on how quickly we see the pendulum swing in the direction of the carriers. At this time, we are maintaining our guidance for Q2 - likely leaning towards the lower end of that range - but we will provide additional color and updates as the quarter unfolds.
In conclusion, the industry headwinds and market environment in the first quarter have been tough for all carriers. However, our entire leadership team is feverishly committed to controlling costs, driving up our asset utilization, and seeking out opportunities to improve pricing and grow revenue. We are strategically positioning ourselves with our customers, suppliers, and amongst our competitors to benefit from the capacity contraction and supply / demand imbalance that is anticipated over the next 18-24 months. We expect this, combined with the initiatives we have already implemented (and continue to implement), to be positive for all of our key constituents, including you our Stockholders. We are excited about the near-term, and long-term future of our company, and appreciate your continued support.

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